Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Grande Group Ltd/HK

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, par value US$0.00001 per share	(1)	Other	50,000,000	$1.23	$61,500,000.00	0.0001381	$8,493.15

Total Offering Amounts:							$61,500,000.00		8,493.15
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$8,493.15

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Represent 50,000,000 ordinary shares registered for resale by the Selling Shareholders identified in the Registration Statement.

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of our ordinary shares as reported on August 31, 2026, which was approximately $1.23 per share.